U.S. SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

_____________________________

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K	[ ] Form 20-F	[ ] Form 11-K
[ ] Form 10-Q	[ ] Form N-SAR	[ ] Form 10-KSB
[X] Form 10-QSB

For Period Ended: September 30, 2000	SEC File Number: 000-27053
[ ] Transition Report on Form 10-K	CUSIP Number: N/A
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
[ ] For the Transition Period Ended:

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PART I - REGISTRANT INFORMATION

USARADIO.COM, INC.
(Full Name of Registrant)

2290 Springlake Road, Suite 107
(Address of Principal Executive Office)

Dallas, Texas	75234
(City and State)	(Zip Code)

________________________________________________________________________________
PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]	(b)	The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and
	(c)	The accountant's statement or other exhibit required by rule 12b-25(c) has been attached, if applicable.

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____________________________________________________________________________________
PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-QSB could not be filed within the prescribed time period.

See Attachment III

_____________________________________________________________________________________
PART IV - OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification:

J. David Washburn	214	761.4309
(Name)	(Area Code)	(Telephone Number)
_____________________________________________________________________________________
(2)	Have all other periodic reports
required under Section 13 or 15(d)
of the Securities Exchange Act of
1934 or Section 30 of the Investment
Company Act of 1940 during the
	preceding 12 months been filed?	[X] Yes	[ ] No

If answer is no, identify reports.

_____________________________________________________________________________________

(3)	Is it anticipated that any significant
change in results of operations from
the corresponding period for the last
fiscal year will be reflected by the
earnings statements to be included
in the subject report or portion
	thereof?	[ ] Yes	[X] No

If so, attach an explanation of the
anticipated change, both narratively
and quantitatively, and, if appropriate,
state the reasons why a reasonable
estimate of the results cannot be made.

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USARADIO.COM, INC.
(Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2000

By: /s/ Mark R. Maddoux
Name: Mark R. Maddoux
Title: Vice President and Chief Financial Officer

ATTENTION

Intentional misstatements or omissions constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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ATTACHMENT III
TO
NOTIFICATION OF LATE FILING
OF FORM 10-QSB
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000

The Registrant was unable to file on November 14, 2000, its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000 because the Registrant requires additional time to compile the necessary information to prepare a complete and accurate report.